Exhibit 10.1

CDI CORPORATION

EMPLOYMENT AND CONSULTING AGREEMENT

This EMPLOYMENT AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 15 day of February, 2009 between CDI Corporation, a Pennsylvania corporation (the “Company”), and Robert J. Giorgio (“Executive”).

BACKGROUND

Executive has been employed by the Company or one of its affiliates since November 10, 1997, and has most recently been employed as President of the Company’s Engineering Solutions division.

The Company desires to continue Executive’s employment without interruption and to provide for a consulting arrangement with Executive following the term of Executive’s employment, and Executive is willing to be so employed by, and to consult for, the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

TERMS

SECTION 1.	Employment.

The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve as the President of the Company’s Engineering Solutions division and to render services to the Company and its subsidiaries, divisions and affiliates that are associated with the Engineering Solutions’ business during the Employment Period set forth in Section 3, subject to the terms and conditions set forth in this Agreement.

SECTION 2.	Management.

As President of the Company’s Engineering Solutions division during the Employment Period, Executive shall carry out such duties as are customarily associated with the position of president, which duties shall however in all cases be subject to policies set by, and at the direction and control of, the Company’s Chief Executive Officer and its Board of Directors (the “Board of Directors”). During the Employment Period, Executive shall be afforded the full protection of the indemnifications generally available to officers under the Company’s bylaws.

SECTION 3.	Term.

The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the date of this Agreement as a continuation of his service for the Company and, unless sooner terminated pursuant to Section 7 of this Agreement, shall continue through December 31, 2012. Following the Employment Period, Executive will provide services to the Company as a consultant from January 1, 2013 through December 31, 2014 (the “Consulting Period”). This Agreement survives any termination of the Employment and Consulting Periods.

SECTION 4.	Extent of Services.

During the Employment Period, Executive shall devote his full time and attention and give his best efforts, skills and abilities exclusively to the management and operations of the Company’s Engineering Solutions division. Executive shall perform his services hereunder at the Company’s offices in Philadelphia, Pennsylvania and at such other places as are required for the effective management of the Company’s Engineering Solutions division.

SECTION 5.	Compensation and Benefits.

(a) Base Salary. Executive shall receive as compensation for his services an initial salary at the rate of $465,000 per annum payable in equal installments at such intervals as the Company pays its senior executive officers generally (the “Base Salary”). This Base Salary may be reviewed in future years and may be increased as the Committee deems appropriate.

(b) Long Term Incentive Compensation. Provided that Executive remains employed under the terms of this Agreement on each relevant date, Executive shall be entitled to the following equity-based long term incentive compensation:

(i) Deferred Stock Grants. Executive will be granted both time vesting and performance contingent deferred common stock of the Company (“Deferred Stock”) on the following terms and conditions, provided, as specified above, that Executive remains employed by the Company under the terms of this Agreement on each relevant date:

(A) Time-Vested Deferred Stock. In each of 2009, 2010, 2011 and 2012 Executive will be granted under the Company’s 2004 Omnibus Plan, a number of shares of Time-Vested Deferred Stock with a dollar value of $77,530, on terms and conditions substantially similar to those set forth in the Time-Vested

Deferred Stock Agreement attached hereto as Exhibit A. These shares of Time-Vested Deferred Stock will be granted on the third business day following the issuance of the CDI Corp. earnings release for the prior year and will vest, assuming Executive remains employed by the Company on the relevant dates hereunder, as follows:

(1) 2009 Grant. Twenty percent (20%) of the 2009 Time-Vested Deferred Stock will vest on each of the first five anniversaries of the date of the 2009 Grant.

(2) 2010 Grant. Twenty percent (20%) of the 2010 Time-vested Deferred Stock will vest on each of the first three anniversaries of the 2010 Grant and forty percent (40%) on the fourth anniversary of the grant.

(3) 2011 Grant. Twenty-five percent (25%) of the 2011 Time-Vested Deferred Stock will vest on each of the first two anniversaries of the 2011 Grant and fifty percent (50%) on the third anniversary of such grant.

(4) 2012 Grant. Thirty-three percent (33%) of the 2012 Time-Vested Deferred Stock will vest on the first anniversary of the 2012 Grant and sixty-seven percent (67%) on the second anniversary of such grant.

(B) Performance-Contingent Deferred Stock. An award of Performance-Contingent Deferred Stock will be granted to Executive for each of 2009, 2010, 2011 and 2012 under the Company’s 2004 Omnibus Plan, on terms and conditions substantially similar to those set forth in the Performance-Contingent Deferred Stock Agreement attached hereto as Exhibit B. In each of 2010, 2011, 2012 and 2013, the Compensation Committee will determine the degree of Executive’s achievement of the performance targets set forth on Exhibit C for the prior calendar year and Executive will be granted the number of shares of Performance-Contingent Deferred Stock determined in accordance with the schedule set forth on Exhibit C. (In 2009, Executive will also receive a grant of stock settled Stock Appreciation Rights (“SARs”) as noted on Exhibit C. These SARs will vest over five years and will be reflected in the Company’s standard Stock Appreciation Rights Agreement.) These shares of Performance-Contingent Deferred Stock will be granted on the third business day following the issuance of the CDI Corp. earnings release for the prior year. The shares of Performance-Contingent Deferred Stock that are granted in each year will vest 50% at the time they are granted and 50% one year later.

(c) Bonus Awards. Executive shall be eligible to receive bonus compensation during the Employment Period. The Compensation Committee will establish performance targets and metrics for each year during the Employment

Period which targets and metrics will be similar to those set for other members of the Company’s senior management team. The bonus payable to Executive for each such year will be determined based on the degree of Executive’s achievement of these performance targets. The bonus to be paid to Executive upon attaining 100% of the performance targets for a year will be 70% of Executive’s Base Salary for that year or such greater percentage as the Compensation Committee may determine. The amount of bonus payable for achievement of the performance targets which is other than 100% will be determined from the payout scale applicable to the Company’s executive operations management personnel.

No bonuses will be paid to Executive for a given year if Executive’s employment with the Company has terminated before the end of June of that year unless the Company terminates Executive without Cause or the Executive terminates for Good Reason. In such case, the Executive shall be entitled to a pro-rated bonus for the year of termination based on the achievement of goals and the period of Executive’s actual performance.

Notwithstanding the foregoing, the payment of all bonuses is subject to the discretion and approval of the Compensation Committee.

(d) Employee Benefits. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs that are provided from time to time by the Company to the Company’s group of senior officers, other than any bonus plans. For the first eighteen months of the Consulting Period, the Company will reimburse Employee for the same portion of the insurance premium for Employee’s COBRA insurance coverage as the Company was paying toward the premium for Employee’s coverage at the expiration of the Employment Period. This reimbursement is contingent upon Employee electing COBRA coverage.

(e) Withholding. All payments to Executive made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws. With respect to any payment of Deferred Stock, the number of shares of common stock of the Company to be delivered to Executive upon vesting of the Deferred Stock (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the vesting of the Deferred Stock. The portion of any shares of common stock of the Company withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the last trading day immediately prior to vesting.

SECTION 6.	Expense Reimbursements.

During the Employment Period and the Consulting Period, the Company shall reimburse Executive for all reasonable and itemized out-of-pocket expenses incurred by Executive in the ordinary course of the Company’s business, provided such expenses are properly reported to the Company in accordance with its accounting procedures. Executive shall be reimbursed as soon as practicable.

SECTION 7.	Termination.

(a) The Employment Period may be terminated by either the Board on behalf of the Company or the Executive as provided in this Section 7(a). In addition to the scheduled expiration of the Employment Period set forth in Section 3, the Employment Period shall terminate upon the earliest to occur of the following:

(i) the Executive’s death or Disability;

(ii) the close of business on the day which is 30 days after delivery by the Company to Executive of written notice of the Company’s election to terminate Executive’s employment hereunder, for any reason other than termination for cause; or

(iii) the close of business on the day which is 30 days after the date on which the Executive shall have delivered to the Company written notice of Executive’s election to terminate Executive’s employment hereunder.

If either subsection (ii) or (iii) above applies, the Company may at its option, require that the Executive’s employment be terminated at any point within the 30 day notice period selected by the Company, provided that, if subsection (ii) applies, for purposes of all compensation and benefits hereunder, the Executive’s employment will be deemed to have terminated at the end of the notice period provided under subsection (ii).

(b) For purposes of this Agreement, “Disability” shall have the same meaning as “Total Disability” under the CDI Corporation Long Term Disability Benefits Program, or such other comparable program as may then be in effect that provides long term disability coverage to the Company’s management employees.

(c) For purposes of this Agreement, “Cause” means any one or more of the following bases for termination of Executive’s employment by the Company:

(i) Executive’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of a felony or other crime involving moral turpitude;

(ii) Executive’s failure or refusal to satisfactorily perform such services as may be reasonably delegated or assigned to Executive, consistent with his position, by the Company’s Chief Executive Officer; provided, however, that a termination under this Section 7(c)(ii) shall not be for Cause unless the Company provides written notice to Executive of its intention to terminate Executive for Cause under this Section 7(c)(ii), and Executive fails, to the reasonable satisfaction of the Company, to cure the defects stated in such written notice within ten days after the notice was given to Executive;

(iii) Executive’s willful misconduct or gross negligence in connection with the performance of his duties under this Agreement that materially adversely affects Executive’s ability to perform his duties for the Company or materially adversely affects the Company;

(iv) Executive’s material breach of any of the terms or conditions of this Agreement;

(d) Following any termination of Executive’s employment hereunder, all obligations of the Company under this Agreement shall terminate except (i) any obligations with respect to the payment of accrued and unpaid salary or expense reimbursements under Sections 5 or 6 hereof through the date of Executive’s termination of employment hereunder or (ii) any severance specifically provided under Section 7(e) or 7(g) as applicable. The termination of the Company’s obligations under this Agreement shall not, however, affect any obligations to Executive under any Company benefit plans or other agreements that, by their terms, survive, or provide for benefits following, Executive’s termination of employment.

(e) In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall continue to pay Executive his Base Salary in the same intervals and amounts that were in effect immediately prior to termination, until the expiration of the Severance Period, as defined below. The Company will also pay $15,000 toward outplacement services for Executive and provide Executive with a neutral reference. The “Severance Period” shall be the lesser of the remaining Employment Period or 12 months. Notwithstanding the above, no amounts shall be paid or become payable to Executive during the Severance Period until Executive has executed a valid release and waiver of all claims and potential claims against the Company and other related parties in a form that is reasonably satisfactory to the Company, and any required waiting period under such release and waiver has expired and Executive has not revoked the release during such waiting period.

(i) “Good Reason” exists if the Executive voluntarily terminates employment with the Company, including following a Change in Control, as hereinafter defined, because (A) Executive is assigned duties that are demeaning or otherwise materially inconsistent with the position and duties described in Section 2 hereof, (B) Executive’s place of employment with the Company is moved outside the Philadelphia metropolitan area, (C) a material reduction in Executive’s Base Salary or following a Change in Control (D) Executive’s principal place of employment is relocated by more than 50 miles. Before the Executive terminates for Good Reason, he must notify the Company in writing, within 30 days of the event or occurrence giving rise to “Good Reason,” of his intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible. Executive’s voluntary termination of his employment for Good Reason will be considered a Retirement for purposes of the Company’s benefit plans.

(ii) “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than (A) the Company, (B) any “person” who on the date hereof is a director or officer of the Company, (C) any “person” who on the date hereof is the beneficial owner of 5% or more of the voting power of the Company’s outstanding securities or an affiliate of any such person or (D) a trust established under an employee benefit plan for employees of the Company of its subsidiaries, is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company’s parent, CDI Corp., representing more than 50% of the combined voting power of CDI Corp.’s then outstanding securities.

(iii) Any termination by the Company or by Executive of Executive’s employment hereunder shall be communicated by written notice.

(f) Except as provided in (g) below, any severance compensation granted in this Section 7 shall be the sole and exclusive compensation or benefit due to Executive upon termination of Executive’s employment.

(g) Notwithstanding any provision to the contrary in this Agreement, if (i) Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits under this Agreement would otherwise commence and (ii) any payment or benefit under this Agreement would otherwise subject Executive to any tax, interest or penalty imposed under Code Section 409A of the Department of Treasury Regulations or other guidance promulgated thereunder, if the payment or benefit would commence within six months of a termination of Executive’s employment with the Company, then such payment or benefit shall not commence until the earlier of (A) the first day which is at least six (6) months after Executive’s separation from service within the meaning of Code Section 409A or (B) the date of Executive’s death.

SECTION 8.	Representations, Warranties and Acknowledgments of Executive.

(a) Executive represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Section 9.

(b) Executive acknowledges that (i) during the term of Executive’s employment and consulting arrangement with the Company, Executive will continue to have access to Confidential Information; (ii) such Confidential Information is proprietary, material and important to the Company and its non-disclosure is essential to the effective and successful conduct of the Company’s business; (iii) the Company’s business, its customers’ business and the businesses of other companies with which the Company may have commercial relationships could be damaged by the unauthorized use or disclosure of this Confidential Information; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s advantage or the advantage of others.

(c) Executive acknowledges that as the President of the Company’s Engineering Solutions division, Executive will be put in a position of trust and confidence and have access to Confidential Information, will supervise the operations and employees of the Company, will continue to be in contact with customers and prospective customers, will participate in the preparation and submission of bids and proposals to customers and prospective customers, and will be responsible for the formulation and implementation of the Company’s strategic plans.

(d) Executive acknowledges that as the President of the Company’s Engineering Solutions division it is essential for the Company’s protection that Executive be restrained following the termination of Executive’s employment with the Company from soliciting or inducing any of the Company’s officers and management employees to leave the Company’s employ, hiring or attempting to hire any of the Company’s officers or management employees, soliciting the Company’s customers and suppliers for a competitive purpose, and competing against the Company for a reasonable period of time.

(e) Executive represents and warrants that Executive is not bound by any other agreement, written or oral, which would preclude Executive from fulfilling all the obligations, duties and covenants in this Agreement. Executive also represents and warrants that Executive will not use, in connection with his employment under this Agreement, any materials which may be construed to be confidential to a prior employer or other persons or entities. In the event of a breach of this Section 8 which results in damage to the Company, Executive will indemnify and hold the Company harmless with respect to such damage.

References in this Section 8 to the Company shall include the Company, its parent, subsidiaries, divisions and affiliates.

SECTION 9.	Executive’s Covenants and Agreements.

(a) Executive agrees to maintain full and complete records of all transactions and of all services performed by Executive on behalf of the Company and to submit this information to the Company in the manner and at the times that the Company may, from time to time, direct.

(b) Executive agrees to devote Executive’s entire productive time, ability and attention to the Company’s business during the term of this Agreement. Executive further agrees not to, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the Company’s prior written consent.

(c) Executive agrees to abide by and comply with all personnel and company practices and policies applicable to Executive.

(d) Executive shall promptly and completely disclose to the Company and the Company or its customers will own all rights, title and interest to any Inventions made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained by Executive, alone or jointly with others, during the term of Executive’s employment with the Company (whether or not such Inventions are made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained during working hours) and for one year after termination of Executive’s employment with the Company. Executive agrees to take all such action during the term of Executive’s employment with the Company or at any time thereafter as may be necessary, desirable or convenient to assist the Company or its customers in securing patents, copyright registrations, or other proprietary rights in such Inventions and in defending and enforcing the Company’s or such customer’s rights to such Inventions, including without limitation the execution and delivery of any instruments of assignments or transfer, affidavits, and other documents, as the Company or its customers may request from time to time to confirm the Company’s or its customers’ ownership of the Inventions. Executive represents and warrants that as of the date hereof there are no works, software, inventions, discoveries or improvements (other than those included in a copyright or patent of application therefor) which were recorded, written, conceived, invented, made or discovered by Executive before entering into this Agreement and which Executive desires to be removed from the provisions of this Agreement.

(e) For purposes of this Agreement, “Inventions” means concepts, developments, innovations, inventions, information, techniques, ideas, discoveries, designs, processes, procedures, improvements, enhancements, modifications (whether or not patentable), including, but not limited to, those relating to hardware, software, languages, models, algorithms and other computer system components, and writings, manuals, diagrams, drawings, data, computer programs, compilations and pictorial representations and other works (whether or not copyrightable). Inventions does not include those which are made, developed, conceived, authored or obtained by Executive without the use of the Company’s resources and which do not relate to any of the Company’s past, present or prospective activities.

(f) During and after the term of Executive’s employment with the Company, Executive will hold all of the Confidential Information in the strictest confidence and will not use any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party, except as may be required in connection with the performance of Executive’s duties hereunder.

(g) For purposes of this Agreement, “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Company or its customers, including without limitation about Inventions, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code.

(h) All files, records, reports, programs, manuals, notes, sketches, drawings, diagrams, prototypes, memoranda, tapes, discs, and other documentation, records and materials in any form that in any way incorporate, embody or reflect any Confidential Information or Inventions will belong exclusively to the Company and its customers and Executive will not remove from the Company’s or its customers’ premises any such items under any circumstances without the prior written consent of the party owning such item. Executive will deliver to the Company all copies of such materials in Executive’s control upon the Company’s request or upon termination of Executive’s employment with the Company and, if requested by the Company, will state in writing that all such materials were returned.

(i) (A) For one year following the termination of Executive’s employment if such employment is terminated by the Company for Cause or by Executive, other than for Good Reason, Executive agrees not to do the things listed in (ii) and (iii) below, or (B) for the Severance Period if Executive’s employment is terminated by the Company for reasons other than Cause, or is terminated by Executive for Good Reason, Executive agrees not to do the things listed in (i), (ii) or (iii) below:

(i) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with, any entity that engages or intends to engage in any Competing Business anywhere in the world. “Competing Business” means any business or other enterprise which engages in providing engineering outsourcing solutions;

(ii) directly or indirectly, solicit, interfere with or attempt to entice away from the Company, any officer or management employees of the Company or solicit anyone who was one of the Company’s officers or management employees within 12 months prior to such solicitation; or

(iii) contact, solicit, interfere with or attempt to entice away from the Company, any customer on behalf of a Competing Business.

References in this Section 9 to the Company shall include the Company, its parent, subsidiaries, divisions and affiliates.

SECTION 10.	Consulting Arrangement.

Following the expiration of the Employment Period on December 31, 2012 and until the expiration of the Consulting Period on December 31, 2014, Executive will perform services for the Company on a consulting basis. Executive will render these services upon the request of the Company which the Company will endeavor to make at times reasonably convenient to Executive. Company agrees to request and Executive agrees to provide a minimum of 40 days of consulting services to the Company per year. The Company will pay Executive $4,000 for each day or partial day of consulting services performed. During the Consulting Period, Executive will be an independent contractor and will not be an employee of the Company.

SECTION 11.	Remedies.

Executive acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of any of the covenants of Executive contained in Section 9 hereof, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

SECTION 12.	Waiver of Breach.

The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any other or subsequent breach by Executive of such or any other provision. No delay or omission by the Company or Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Executive from time to time and as often as may be deemed expedient or necessary by the Company or Executive in its or his sole discretion.

SECTION 13.	Notices.

All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

To the Company:

CDI Corporation

3500 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: President and Chief Executive Officer

with a required copy to:

CDI Corporation

3500 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: General Counsel

To Executive:

Robert J. Giorgio

XXXXX

XXXXX

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

SECTION 14.	Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

SECTION 15.	Governing Law; Exclusive Choice of Forum.

The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania and the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County, for any litigation arising out of this Agreement.

SECTION 16.	Binding Effect and Assignability.

The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company.

SECTION 17.	Counterparts; Section Headings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

SECTION 18.	Survival.

Notwithstanding the termination of this Agreement or Executive’s employment hereunder for any reason, Sections 8, 9, 11, 12, 13, 14 and 15 hereof shall survive any such termination.

SECTION 19.	Entire Agreement.

This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. This Agreement may only be modified by an agreement in writing executed by both Executive and the Company.

SECTION 20.	Counsel.

Executive acknowledges that he has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of his own selection and has so consulted to the extent Executive determined to be necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date and year first written above.

COMPANY:

CDI CORPORATION

By:	/s/ Roger H. Ballou
Roger H. Ballou,
President and Chief Executive Officer

EXECUTIVE:

/s/ Robert J. Giorgio
Robert J. Giorgio

EXHIBIT A

CDI CORPORATION

TIME-VESTED DEFERRED STOCK AGREEMENT

This DEFERRED STOCK AGREEMENT (the “Agreement”) is entered into as of this      day of                     , 200    , between CDI Corporation, a Pennsylvania corporation (the “Company”), and Robert J. Giorgio (“Executive”).

1. Grant of Time-Vested Deferred Stock. The Company hereby grants to the Executive              shares of Time-Vested Deferred Stock with a dollar value of $77,530 pursuant to Section 5(b)(i)(A) of the Employment and Consulting Agreement between the Company and the Executive dated                     , 200    (the “Employment Agreement”). This grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Committee” means the Compensation Committee of the Board or its successor.

(d) “Company”, as the context requires, means CDI Corp., CDI Corp. and its subsidiaries, or the individual subsidiary of CDI Corp. which employs or retains the Executive.

(e) “Date of Grant” means                     , 200    .

(f) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e) (3) of the Internal Revenue Code of 1986, as amended.

(g) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.

(h) “Grant” means the grant of Time-Vested Deferred Stock to the Executive which is described in Section 1 of this Agreement.

(i) “Plan” means the CDI Corp. 2004 Omnibus Stock Plan.

(j) “Retirement” means the Executive’s leaving the employ of the Company:

(i)	on or after the date that Executive satisfies one of the following combinations of age and years of service with the Company:

•	60 years of age and 20 years of service;

•	62 years of age and 15 years of service; or

•	65 years of age and 5 years of service; or

(ii)	at such earlier date as may be approved by the Committee, in its sole discretion.

3. Vesting. The shares of Time-Vested Deferred Stock will vest in accordance with the provisions of Section 5(b)(i)(A) of the Employment Agreement. The number of shares that vest will be reduced for tax withholding in accordance with Section 5 below. A stock certificate representing the number of shares of CDI Stock remaining after the tax withholding will then be delivered to the Executive. If the Executive’s employment with the Company terminates for any reason prior to the vesting of shares of Time-Vested Deferred Stock, none of the unvested shares shall ever vest and such shares shall be forfeited as of the date that Executive's employment with the Company terminates; provided, however, that if the Executive’s employment with the Company terminates as a result of Death, Disability or Retirement, the shares which are scheduled to vest at the next succeeding anniversary of the Date of Grant will vest as of the date of such Death, Disability or Retirement, and any other shares of Time-Vested Deferred Stock which have not vested as of the date of such event shall be forfeited.

4. Dividends. No dividends shall be paid with respect to the Time-Vested Deferred Stock. In lieu thereof, if vesting occurs, the Executive will be credited (at the end of the vesting period) with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the date of vesting) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the end of the vesting period. The number of shares of CDI Stock payable to the Executive with respect to dividends shall be decreased in accordance with Section 5 below regarding tax withholding.

5. Tax Withholding. The number of shares of CDI Stock to be delivered to the Executive upon vesting of the Time-Vested Deferred Stock (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the vesting of the Time-Vested Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the date of vesting.

6. Nontransferablity of the Grant. The Time-Vested Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of the Executive or a trust for the benefit of the spouse or descendant.

7. Stock Ownership Requirements. If the Executive is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Executive’s ability to sell or otherwise transfer some or all of the shares of CDI Stock acquired by the Executive upon the vesting of the Time-Vested Deferred Stock.

8. Cancellation of Time-Vested Deferred Stock and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Committee determines that the Executive has entered into or intends to enter into competition with the Company or any of its subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competitive covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Executive and the Company which is being violated by such competition: (a) cancel any then-unvested shares of Time-Vested Deferred Stock granted to the Executive and/or (b) require the Executive to pay to the Company an amount equal to the value derived from the CDI Stock issued to the Executive upon the vesting of any Time-Vested Deferred Stock during the one-year period prior to the termination of the Executive’s employment or engagement with the Company.

9. Compliance with Laws. All shares of CDI Stock issued hereunder to the Executive or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition delivery of certificates for shares of CDI Stock upon the prior receipt from the Executive of any undertakings that it determines are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

10. Rights Prior to Issuance of Certificates. Neither the Executive nor any person to whom the Executive’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Time-Vested Deferred Stock or any shares of CDI Stock issuable upon vesting of the Time-Vested Deferred Stock until the date of issuance to the Executive of a certificate for shares of CDI Stock.

11. Time-Vested Deferred Stock Does Not Affect Employment Relationship. This Grant shall not confer upon the Executive any right to continue in the employ or service of the Company, nor interfere in any way with the right of the Company to terminate the employment of the Executive at any time.

12. Adjustment for Capital Changes. The number of shares of Time-Vested Deferred Stock subject to this Agreement shall be appropriately adjusted in the event of a stock split, stock dividend, recapitalization, or other capital change of the Company.

13. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

Company:

CDI CORPORATION

By:

EXECUTIVE

/s/ Robert J. Giorgio
Robert J. Giorgio

EXHIBIT B

CDI CORPORATION

PERFORMANCE-CONTINGENT DEFERRED STOCK AGREEMENT

This DEFERRED STOCK AGREEMENT (the “Agreement”) is entered into as of this      day of                     , 200    , between CDI Corporation, a Pennsylvania corporation (the “Company”), and Robert J. Giorgio (“Executive”).

1. Grant of Performance-Contingent Deferred Stock. The Company hereby grants to Executive              shares of Performance-Contingent Deferred Stock with a dollar value of $             pursuant to Section 5(b)(i)(B) of the Employment and Consulting Agreement between the Company and the Executive dated                     , 200     (the “Employment Agreement”). This grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Committee” means the Compensation Committee of the Board or its successor.

(d) “Company”, as the context requires, means CDI Corp., CDI Corp. and its subsidiaries, or the individual subsidiary of CDI Corp. which employs or retains the Executive.

(e) “Date of Grant” means                          , 200    .

(f) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(g) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.

(h) “Grant” means the grant of Performance-Contingent Deferred Stock to the Executive which is described in Section 1 of this Agreement.

(i) “Plan” means the CDI Corp. 2004 Omnibus Stock Plan.

(j) “Retirement” means the Executive’s leaving the employ of the Company:

(i)	on or after the date that Executive satisfies one of the following combinations of age and years of service with the Company:

•	60 years of age and 20 years of service;

•	62 years of age and 15 years of service; or

•	65 years of age and 5 years of service; or

(ii)	at such earlier date as may be approved by the Committee, in its sole discretion.

(k) “Contribution Margin” (CM) is equal to Engineering Solutions net revenue minus operating expenses (or indirect costs). The CM is calculated by the Chief Financial Officer of CDI Corp. The Compensation Committee may review and consider the effects of discontinued operations, out of pattern events, or other items it deems appropriate. The Compensation Committee has the final review and approval authority with respect to this calculation.

3. Performance Contingency and Vesting. A number of shares of Performance-Contingent Deferred Stock will be granted to Executive if certain levels of Contribution Margin are achieved, in accordance with Exhibit C of the Employment Agreement. Such shares of Performance Contingent Deferred Stock will vest in accordance with the applicable provisions of Section 5(b)(i)(B) of the Employment Agreement. The number of shares of Performance-Contingent Deferred Stock that vest will be reduced for tax withholding in accordance with Section 5 below. A stock certificate representing the number of shares of CDI stock remaining after the tax withholding will then be delivered to Executive. If Executive’s employment with the Company terminates for any reason prior to the vesting of shares of Performance- Contingent Deferred Stock, none of the unvested shares shall ever vest and such shares shall be forfeited as of the date that Executive’s employment with the Company terminates.

4. Dividends. No dividends shall be paid with respect to shares of Performance- Contingent Deferred Stock. In lieu thereof, if vesting occurs, Executive will be credited (at the end of the vesting period) with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the last trading day immediately prior to the date of vesting) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the end of the vesting period. The number of shares of CDI Stock payable to the Executive with respect to dividends shall be decreased in accordance with Section 5 below regarding tax withholding.

5. Tax Withholding. The number of shares of CDI Stock to be delivered to the Executive upon vesting (including shares relating to dividends) shall be reduced by the number of shares having a Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the vesting of the Performance-Contingent Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the vesting date.

6. Nontransferablity of this Grant. The shares of Performance-Contingent Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of the Executive or a trust for the benefit of the spouse or descendant.

7. Stock Ownership Requirements. If the Executive is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Executive’s ability to sell or otherwise transfer some or all of the shares of CDI Stock which may be acquired by the Executive upon the vesting of the Performance-Contingent Deferred Stock.

8. Cancellation of Performance-Contingent Deferred Stock and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Committee determines that the Executive has entered into or intends to enter into competition with the Company or any of its subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competitive covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Executive and the Company which is being violated by such competition: (a) cancel any shares of Performance-Contingent Deferred Stock granted to the Executive and/or (b) require the Executive to pay to the Company an amount equal to the value derived from the CDI Stock issued to the Executive in connection with this Grant during the one-year period prior to the termination of the Executive’s employment or engagement with the Company.

9. Compliance with Laws. All shares of CDI Stock issued to the Executive or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, withholding federal income and other taxes with respect to such CDI Stock; restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, which restrictions shall continue to apply after the delivery of certificates for the CDI Stock to Executive or his personal representative; and postponing the issuance or delivery of any CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock would otherwise have been delivered, to the Executive.

10. Agreement Does Not Affect Employment Relationship with Company. This Grant shall not confer upon the Executive any right to continue in the employment of the Company.

11. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

Company:

CDI CORPORATION

By:

EXECUTIVE

/s/ Robert J. Giorgio
Robert J. Giorgio

EXHIBIT C

PERFORMANCE-CONTINGENT DEFERRED STOCK GRANTS

and 2009 SARs GRANT

A.	Performance Contingent Deferred Stock Grants

Performance-Contingent Deferred Stock Grants will be made to Executive based on Executive’s achievement of the Engineering Solutions’ Contribution Margin Performance Targets set forth below. Grants will be made in the year following each of the performance years in the chart below and will be based on the degree of Achievement of ES Contribution Margin Target in that performance year. Grants will be calculated by taking the “PCDS($)” number that corresponds to the percentage of achievement of the Contribution Margin Target ($) and dividing that number by the closing market price of the Company’s stock on the third business day following the issuance of the CDI Corp. earnings release for the performance year. The resultant number will be the number of PCDS granted to Executive.

Achievement of ES Contribution Margin Target	90%	95%	100% (Target)	105%	≥110%

Performance Year 2009
Contribution Margin Target ($)	TBD	TBD	TBD	TBD	TBD
PCDS ($)	$38,765	$69,777	$116,295	$155,060	$193,825

Performance Year 2010
Contribution Margin Target ($)	TBD	TBD	TBD	TBD	TBD
PCDS ($)	$77,530	$139,554	$232,590	$310,120	$387,650

Performance Year 2011
Contribution Margin Target ($)	TBD	TBD	TBD	TBD	TBD
PCDS ($)	$77,530	$139,554	$232,590	$310,120	$387,650

Performance Year 2012
Contribution Margin Target ($)	TBD	TBD	TBD	TBD	TBD
PCDS ($)	$77,530	$139,554	$232,590	$310,120	$387,650

Awards for intermediate levels of achievement will be interpolated from the above schedule.

B.	2009 SARs Grant

In 2009 Executive will receive a grant of SARs which will be calculated as follows: $116,295 will be divided by the closing market value of the Company’s stock on the third business day following the issuance of the CDI Corp. earnings release for 2008 (i.e., on about March 2, 2009). This number will then be multiplied by 2 to yield the amount of SARs that will be awarded to Executive.

CDI CORPORATION

Amendment to Employment Agreement

This is an amendment (“Amendment”) to the Employment Agreement (the “Agreement”) entered into as of the 15th day of February, 2009 between CDI Corporation a Pennsylvania corporation (the “Company”), and Robert J. Giorgio (the “Executive”). This Amendment is effective as of December 16, 2010.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, and intending to be legally bound, the parties agree as follows:

1. Section 6 is amended and restated in its entirety to read as follows:

SECTION 6. Expense Reimbursements.

During the Employment Period and the Consulting Period, the Company shall reimburse Executive for all reasonable and itemized out-of-pocket expenses incurred by Executive in the ordinary course of the Company’s business, provided such expenses are properly reported to the Company in accordance with its accounting procedures. All reimbursements of expenses under this Agreement shall be made to the Executive as soon as it is administratively possible following the submission of Executive’s expense reports but no sooner than the date the underlying expense is incurred and no later than December 31 of the year following the year during which the Executive incurred the applicable cost or expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

2. Section 7(e) is amended and restated in its entirety to read as follows:

(e) (i) In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason the Company will pay $15,000 toward outplacement services for Executive and provide Executive with a neutral reference and, provided the conditions set forth in a. and b., below, are satisfied, will also make severance payments to the Executive. The conditions that must be satisfied are the following:

a.	Within fifty (50) days following the date of the employment termination the Executive must execute and return to the Company a valid release and waiver of all claims and potential claims against the Company and other related parties in a form that is reasonably satisfactory to the Company.

b.	Any period set forth in the release and waiver during which Executive could have revoked the release and waiver must have expired without Executive having exercised such right of revocation.

If the above conditions are satisfied, the Company will begin to make severance payments to the Executive as of the sixtieth (60th) day following the date of termination. Severance will be paid in the same intervals and amounts as Executive’s base salary was being paid immediately prior to the Executive’s employment termination and will continue until the end of the Severance Period. The Severance Period will be the lesser of (a) the remaining Employment Period plus two months, or (b) twelve months.

(ii) “Good Reason” exists if the Executive voluntarily terminates employment with the Company, including following a Change in Control, as hereinafter defined, because (A) Executive is assigned duties that are demeaning or otherwise materially inconsistent with the position and duties described in Section 2 hereof, (B) Executive’s place of employment with the Company is moved outside the Philadelphia metropolitan area, (C) a material reduction in Executive’s Base Salary or incentive compensation or following a Change in Control (D) Executive’s principal place of employment is relocated by more than 50 miles. Before the Executive terminates for Good Reason, he must notify the Company in writing, within 30 days of the event or occurrence giving rise to “Good Reason,” of his intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible. Executive’s voluntary termination of his employment for Good Reason will be considered a Retirement for purposes of the Company’s benefit plans.

(iii) “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than (A) the Company, (B) any “person” who on the date hereof is a director or officer of the Company, (C) any “person” who on the date hereof is the beneficial owner of 5% or more of the voting power of the Company’s outstanding securities or an affiliate of any such person or (D) a trust established under an employee benefit plan for employees of the Company of its subsidiaries, is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company’s parent, CDI Corp., representing more than 50% of the combined voting power of CDI Corp.’s then outstanding securities.

(iv) Any termination by the Company or by Executive of Executive’s employment hereunder shall be communicated by written notice.

3. All other provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Amendment effective as of December 16, 2010.

Company:		Executive:
CDI CORPORATION

By:	/s/ Roger H. Ballou	/s/ Robert J. Giorgio
	Roger H. Ballou	Robert J. Giorgio
President and Chief Executive Officer